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April 17, 1998

Via Federal Express

Leonard Borrmann, Pharm D
27 Recodo
Irvine, CA 92620

Dear Leonard,

As discussed, I am pleased to offer you the position of Chief Executive Officer of ACADIA Pharmaceuticals Inc. I firmly believe that with your joining and leading our team, ACADIA Pharmaceuticals will have the potential to not only quickly surpass such short term goals as completing additional significant corporate partnerships and a successful public offering, but that we will be able to flourish in facing the challenges to be met in the years ahead as we build an extremely valuable, technology driven, integrated drug discovery company. All of us associated with ACADIA Pharmaceuticals look forward to working with you. The terms of our offer are as follows:

1. Your title will be Chief Executive Officer and you will report to the Board of Directors of the Company. You agree to devote all of your business time, attention and energies to the business of the Company.

2. You will become a member of the Board of Directors of the Company at the first Board Meeting to be held after your beginning employment with ACADIA, and for so long as you hold the position of Chief Executive Officer, will be nominated by the Board to the Stockholders for election as Director.

3. Your initial annual salary will be $220,000, subject to adjustment as determined by the Board as of January 1 of each year.

4. You will be eligible to receive an annual bonus with a target amount of 20 to 30% of the base salary you receive in each calendar year payable within 90 days of the end of such Calendar year. The amount of the annual bonus will be determined by the Board of Directors based upon the accomplishment of significant goals determined by the Board and you at the beginning of each year.

5. Naturally, what I consider to be the most important part of your compensation is your participation in the Company's 1997 Stock Option Plan. You will receive stock options to purchase 300,000 shares of Common Stock of the Company. The options will vest 25% of the shares after 12 months of employment with additional vesting of 1/48th of the shares after each additional month of employment through your 48th month of employment with the Company. The stock options will be subject to the aforementioned vesting schedule and other terms of the Plan. The exercise price at which these options will be issued will be equal to the fair market value of the common shares of the Company at the date of grant of the options, which will be the start date of your employment. In the event the company completes an Acquisition Event as defined in the

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         Company's 1997 Stock Option Plan, any unvested options you then hold will be immediately vested.

         In the event the Company completes an Initial Public Offering (IPO), you will receive options to purchase an additional 50,000 shares of common stock of the Company. These options will vest 1/48th per each additional month of employment with the Company through your 48th month of employment following the grant date of such options. The exercise price at which these options will be issued will be equal to the fair market value of the shares of Common Stock of the Company at the IPO.

         Enclosed is a copy of the ACADIA Pharmaceuticals 1997 Stock Option Plan. Note that there are currently approximately 7.4 million common equivalent shares outstanding, fully diluted for the shares reserved for the 1997 Stock Option Plan.

6. The Company will also provide you a signing bonus of $50,000 payable immediately after your beginning employment with ACADIA Pharmaceuticals Inc. You agree to return such bonus to the Company if you voluntarily terminate your employment within six months of the start date of your employment.

7. In the event the Company terminates your employment, other than for cause as defined below, you will receive severance in the form of the continuation of your salary for the one year period following the termination of your employment plus the benefits you were receiving at the time of your termination (subject to the terms of the Company's benefit plans). You will also be entitled to receive a bonus payment equal to the bonus, if any, you would have otherwise received had you been employed for such period. Such amount will be as determined by the Board, but in any event, will not be less than the bonus received from the Company for the year immediately preceding the year of termination. Such payment will be made within 90 days following termination.

         For purposes of the above "cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of material failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or other material misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

8. You will be provided all of the standard company benefits, including four weeks paid vacation, health insurance, group term life and accidental death and dismemberment insurance, group disability insurance, travel accident insurance, and the ability to participate in the Company's 401k plan which includes matching of employees' contributions to the plan up to 5% of compensation. Enclosed is information regarding the Company's various benefit programs. With respect to the Company's matching of contributions to the 401k plan up to 5% of compensation, note that it is the intention of the Company to provide the 5% payment to all employees interested in deferring 5% of their compensation even if their deferrals to the 401k plan are otherwise limited to less than 5% of total compensation due to various IRS rules. After you join the Company,

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         and with your input, we can conclude on an appropriate non-qualified or other arrangement in this regard.

9. As a condition of your employment you will be required to agree to and sign the Company's standard Disclosure and Inventions Agreement, a copy of which is attached.

10. The start date for your employment will be May 11, 1998 or other mutually agreeable date.

11. Except as required by law, you and the Company agree that no public announcement of your prospective employment will be made until after you have formally accepted employment and that any related press release will be provided to you in advance for your review and approval.

Leonard, I am very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders. If you have any questions, please do not hesitate to call me at the office or at home.

Sincerely yours,

/s/ Mark R. Brann, Ph.D.

Mark R. Brann, Ph.D.

Founder, Chief Executive and Scientific Officer and President


I accept your offer to become Chief Executive Officer of ACADIA Pharmaceuticals Inc. in accordance with the terms included above:


Signature:  /s/ Leonard Borrmann                   Date:       4/20/95
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                Leonard Borrmann, Pharm D

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